Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TUESDAY MORNING CORPORATION

Tuesday Morning Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.       The name of the Corporation is Tuesday Morning Corporation. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State on August 26, 1991. The Certificate of Incorporation of the Corporation was amended on March 26, 1999 and May 12, 1999, and was amended and restated through a filing made on December 23, 2020 that became effective on December 31, 2020 (as amended and restated, the “Amended and Restated Certificate of Incorporation”).

2.       Article Four of the Amended and Restated Certificate of Incorporation is hereby further amended by adding the following new paragraph immediately following the end of the existing provisions of Article Four:

“Upon the Certificate of Amendment to the Amended and Restated Certificate of Incorporation becoming effective pursuant to the DGCL (the “Effective Time”), each 30 shares of Common Stock issued and outstanding or held by the Corporation as treasury stock as of the date and time immediately preceding the Effective Time shall automatically without further action on the part of the Corporation or any holder of the Common Stock, be reclassified, combined, converted and changed into one (1) validly issued, fully paid and nonassessable share of Common Stock, subject to treatment of fractional share interests as described below (the “Reverse Stock Split”). No fractional shares will be issued in the Reverse Stock Split, and, stockholders otherwise entitled to receive fractional shares shall have no further interest as a stockholder with respect to such fractional shares. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of the Common Stock shall be issued to the transfer agent, as exchange agent for the accounts of all holders of record of Common Stock and otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional interests will be effected by the exchange agent as soon as practicable after the Effective Time on the basis of the prevailing market prices of the Corporation’s common stock at the time of the sale. After such sale, the exchange agent will pay to such holders of record their pro rata share of the total net proceeds derived from the sale of the fractional interests. Each stock certificate or book entry position that, immediately prior to the Effective Time, represented shares of the Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of the Common Stock after the Effective Time into which the shares formerly represented by such certificate or book entry position have been reclassified (as well as the right to receive cash in lieu of fractional shares of the Common Stock after the Effective Time); provided, however, that each person of record holding a certificate or book entry position that represented shares of the Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate or book entry position, a new certificate or book entry position evidencing and representing the number of whole shares of the Common Stock after the Effective Time into which the shares of the Common Stock formerly represented by such certificate or book entry position shall have been reclassified.”

3.       A resolution was duly adopted by the board of directors of the Corporation, pursuant to Section 242 of the General Corporation Law of the State Delaware, setting forth the above mentioned amendment to the Amended and Restated Certificate of Incorporation (the “Amendment”) and declaring said Amendment to be advisable.

4.       The Amendment was duly authorized by the holders of a majority of the voting stock of the Corporation by written consent of the stockholders of the Corporation. The Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

5.       The Amendment shall become effective at 5:00 p.m., Eastern Time, on November 30, 2022.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name on its behalf by its duly authorized officer as of November 28, 2022.

TUESDAY MORNING CORPORATION

By:	/s/ Andrew T. Berger
Name:	Andrew T. Berger
Title:	Chief Executive Officer

2